2ND REQUEST
URGENT PROXY INFORMATION...
PLEASE CAST YOUR VOTE NOW!
Dear Shareholder:
Several weeks ago, we mailed you proxy information so that you could vote on an important proposal that affects your fund. This information described the proposal and asked for your vote on this important issue. It has been called to our attention that we may have not yet received your ballot.
I AM WRITING TO REMIND YOU THAT YOUR PARTICIPATION IS EXTREMELY IMPORTANT. The shareholder meeting cannot be held until we receive a majority of the votes. Your vote affects the quorum, and your prompt attention to this request will save the cost of further solicitations. To facilitate receiving your voted proxy as quickly as possible, we have forwarded the enclosed proxy material to you by overnight delivery. The attached Federal Express envelope addressed to the proxy tabulator has been provided to speed the return of your signed proxy.
REMEMBER, VOTING IS QUICK AND EASY. EVERYTHING YOU NEED IS ENCLOSED. You are entitled to one vote for each dollar of net asset value held as of October 19, 1998. You may cast your vote for, against, or to abstain on the proposal by completing the enclosed proxy card. Remember, this is an opportunity to voice your opinion on a matter concerning your fund. IT IS IMPORTANT THAT YOU TAKE PART IN THE VOTING PROCESS NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.
To Vote By Fax
Fax both the FRONT and BACK of your signed proxy card to 888-451-VOTE. To Vote By Return Federal Express
To cast your ballot, simply record your vote on the enclosed proxy card. You can return your SIGNED proxy card in the Federal Express envelope provided. To use this return envelope, call Federal Express at 1-800-238-5355. Federal Express will pick up the envelope at your location. There is no charge to you for sending the overnight package. If you have already voted, thank you for your prompt response. If you have any further questions, please call Fidelity Client Services at 800-843-3001.
Thank you.  We appreciate your immediate attention.
Sincerely,

Edward C. Johnson 3d
Chairman and Chief Executive Officer